Exhibit 99.2

AFFINITY GOLD CORP.
13570 Grove Drive #310
Maple Grove, MN 55311

Symbol: AFYG - Pinksheets

November 19th, 2013

NEWS RELEASE

AFFINITY GOLD CORP. FURTHER IMPROVES ITS TRANSPARENCY TO THE MARKETS

Maple Grove, Minnesota - November 19th, 2013 - Affinity Gold Corp. (AFYG.pk) ("Affinity" or "the Company") is pleased to announce it has taken one more step towards increasing its transparency to the markets as it continues towards becoming current in its regulatory filings with the Securities & Exchange Commission ("SEC").

Effective today, the Company has taken an additional step towards further increasing its transparency to shareholders, potential investors and market professionals by sponsoring Real-Time Level 2 Quotes on its underlying security (Symbol: "AFYG") via OTCMarkets.com. Real-Time Level 2 quotes provide market participants access to the best bid/best ask pricing and size data along with the full quote depth as represented by Market Makers.

"This is one more step among many being taken to demonstrate our intent towards becoming truly transparent with the markets. My aim is to further build trust and confidence with the markets through the cumulative actions we're taking and to go above and beyond what is expected of simply being current in our regulatory obligations" stated President & CEO, Mr. Corey Sandberg.

About Affinity Gold Corp.:
Affinity Gold Corp. is a mineral exploration and development company engaged in the acquisition and development of near-term precious mineral production properties within Peru. Affinity Gold Corp.'s primary focus is on developing assets that have demonstrated historical production, contain documented and reliable data and can reasonably begin producing within 12-18 months at a cost of less than $900 per gold equivalent ounce.

www.affinitygold.com

CONTACT:
AFFINITY GOLD CORP.
Corey J. Sandberg
763-424-4754
csandberg@affinitygold.com

For further information please refer to the Company's filings with the SEC on EDGAR available at www.sec.gov

FORWARD-LOOKING STATEMENTS
This news release may include "forward-looking statements" regarding Affinity Gold Corp., and its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Affinity Gold Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Affinity Gold Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.